Exhibit 23(b)





The Board of Directors
Roanoke Gas Company


We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to changes in the methods of accounting for income taxes and postretirement benefits other than pensions.


                                   s/KPMG Peat Marwick LLP
                                   KPMG PEAT MARWICK LLP


Roanoke, Virginia
April 11, 1996
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